(THE SOUTH FINANCIAL GROUP LOGO)

102 South Main Street
Greenville, SC 29601
864.255.4919

NEWS RELEASE

Date:	March 21, 2002

Release Time:	Immediate

THE SOUTH FINANCIAL GROUP TO ACQUIRE GULF WEST BANKS
EXPAND INTO GREATER TAMPA BAY AREA

GREENVILLE, SC — The South Financial Group, Inc. (Nasdaq: TSFG) today announced a definitive agreement to acquire Gulf West Banks, Inc. (Nasdaq: GWBK) in a stock and cash transaction currently valued at approximately $115 million. Gulf West operates 15 branches in greater Tampa and St. Petersburg, Florida through its subsidiary, Mercantile Bank.

The South Financial Group will merge Mercantile Bank into its Florida banking subsidiary and add approximately $516 million in assets and banking offices in Apollo Beach, Brandon, Clearwater, Largo, New Port Richey, Port Richey, St. Petersburg, Tampa, Temple Terrace and Tierra Verde, Florida. Following the merger, The South Financial Group’s Florida banking subsidiary (when combined with Mercantile) will have approximately $1.3 billion in assets and 31 branches, principally in Jacksonville, Orlando, and the greater Tampa Bay area.

“The merger with Gulf West is consistent with our goal of increasing shareholder value by operating in superior markets, where the population and per capita income growth projections well exceed the national averages,” said Mack I. Whittle, Jr., President and Chief Executive Officer of The South Financial Group. “The purchase of Gulf West adds the high growth markets of Tampa and St. Petersburg to our Florida franchise. We remain committed to profitably expanding our market presence in high-growth

Southeastern markets and welcome Gulf West and Gordon W. Campbell to The South Financial Group family.”

Mr. Campbell, who will remain as Vice Chairman of The South Financial Group’s Florida banking subsidiary and will join The South Financial Group’s board of directors, said, “We are enthusiastic about our merger with The South Financial Group because it makes sense for our shareholders, customers and communities. We are combining our strong position in what we define as a powerhouse market with The South Financial Group’s growing presence in Orlando and Jacksonville. The pieces fit together extremely well. All of our offices will remain open, and Gulf West’s personnel will bring additional management talent to our combined Florida banking subsidiary. In addition, we are teaming with a partner who shares our focus on earnings growth as a higher priority than market share growth.”

In the merger, The South Financial Group will issue approximately 4.5 million shares of common stock and approximately $32.4 million in cash in a transaction in which Gulf West shareholders will have an opportunity to choose between stock and cash consideration. Based on the current price of The South Financial Group stock, each Gulf West shareholder would receive approximately 0.695 shares of The South Financial Group common stock or $13.60 in cash for each share of Gulf West common stock, and the allocation of the purchase price would be approximately 70% stock and 30% cash. The transaction, which is expected to close in the third quarter of 2002, is subject to regulatory approvals as well as the approval of Gulf West shareholders.

The South Financial Group plans to repurchase approximately 1 million shares, or 2.5% of its outstanding common stock, following the completion of the transaction. In addition, The South Financial Group also expects to continue to repurchase common stock under its existing share repurchase program, which currently has approximately 1.5 million authorized shares remaining.

Based on the current price of The South Financial Group stock, the transaction is valued at approximately 265% of Gulf West’s book value per share as of December 31, 2001 and 21.6x 2001 earnings. The South Financial Group estimates synergy

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opportunities of approximately $2.7 million after-tax in 2003. The transaction is expected to be immediately accretive to The South Financial Group’s earnings. One-time, merger-related charges of approximately $15 to $17 million pre-tax are anticipated.

The South Financial Group, headquartered in Greenville, South Carolina, is a financial holding company with $6.0 billion in total assets and 90 branch offices in South Carolina, Florida, and North Carolina as of December 31, 2001. It operates two subsidiary banks: Carolina First Bank and Citrus Bank. Carolina First Bank, the largest South Carolina-based commercial bank, operates in South Carolina, North Carolina, and on the Internet under the brand name, Bank CaroLine. Citrus Bank operates in Florida, principally in the Jacksonville and Orlando markets. The South Financial Group’s common stock trades on the Nasdaq National Market under the symbol TSFG. Press releases along with additional information may also be found at The South Financial Group’s web site: www.thesouthgroup.com.

Transaction Summary

Indicated price per share (3/20/02)	$13.60

Initial exchange ratio	0.695 shares of The South Financial Group for each Gulf West share

Aggregate transaction value	Approximately $115 million (consisting of approximately 4.5 million shares of TSFG common stock and $32.4 million in cash)

Form of consideration	TSFG common stock and cash (current allocation is approximately 70% stock and 30% cash)

Expected closing	Third quarter 2002

Anticipated merger-related charges	$15 to $17 million

Anticipated synergies	Approximately $2.7 million after-tax in 2003

Due diligence	Completed

Required approvals	Regulatory, Gulf West shareholders

Pricing Overview

Price to 2001 EPS ($0.63)	21.6x

Price to 12/31/01 book value ($5.14)	2.65x

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Gulf West Profile

•	$516 million bank holding company headquartered in St. Petersburg, FL
•	15 branches in greater Tampa Bay area
•	5-year CAGR for assets of 26% and net income of 42%
•	Q4 2001 annualized ROA of 1.29%
•	Q4 2001 annualized ROE of 16.21%
•	Q4 2001 net interest margin of 4.68%

Conference Call/Webcast Information

     The South Financial Group will conduct a conference call on Friday, March 22, 2002 at 10:00 a.m. (ET) to discuss the acquisition of Gulf West and answer analyst questions. It will also provide a live webcast of the call, which may be accessed through The South Financial Group’s Internet site at www.thesouthgroup.com under the Investor Relations tab. To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. To participate in the conference call, please call 1-888-405-5393 or 1-212-547-0201 using the access code “The South.” A 7-day rebroadcast of the call will be available via 1-888-282-0031 or 1-402-998-0515.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. These statements, as well as other statements that may be made by management in the conference call, include, but are not limited to, the estimates of synergies, projected earnings, merger-related charges, and share repurchases. However, these forward-looking statements are not guarantees of future performance, and actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks related to: our ability to achieve, manage or maintain growth and execute our business strategy successfully; our ability to close the proposed transaction and integrate Gulf West into our business; and various other factors discussed in detail in our filings with the SEC. For a discussion of certain other factors that may cause such forward-looking statements to differ materially from our actual results, see The South Financial Group’s Annual Report on Form 10-K for the year ended December 31, 2001.

CONTACTS:

     William S. Hummers III, Executive Vice President, (864) 255-7913

     Mary M. Gentry, Treasurer, (864) 255-4919

***END***

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acquisition of GULF WEST BANKS, INC. March 22, 2002

 The forward-looking statements being made today are subject to risks and uncertainties. The South Financial Group's actual results may differ materially from those set forth in such forward-looking statements. Reference is made to The South Financial Group's reports filed with the Securities and Exchange Commission for a discussion of factors that may cause such differences to occur.

Transaction Summary

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Gulf West Banks

Transaction Summary -2-

Transaction Summary

Price Per Share	$13.60
Exchange Ratio[a]	0.695
Aggregate Valuation	Approximately $115 million
Form of Consideration	70% Stock and 30% Cash
Gulf West Pro Forma Ownership	Approximately 9.1%
Expected Closing	Q3 2002

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Gulf West Banks

(a) Based on TSFG's average closing stock price of $19.57 per share for the 20 trading days ended March 20, 2002. Transaction Summary -3-

Transaction Summary

Management	Gordon W. Campbell – Vice Chairman, Florida Subsidiary and Director, TSFG Board Robert A. Blakley – President, Tampa Area Douglas Winton – Executive Vice President, Florida Subsidiary
Board of Directors	1 Director – TSFG Board 5 Directors – Florida Subsidiary
Other Terms	Due diligence completed Subject to Gulf West shareholder and regulatory approvals Break-up fee Double trigger walk-away provision Approximately $15-17 million in merger related charges

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Gulf West Banks

Transaction Summary -4-

Gulf West Overview

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Gulf West Banks

Gulf West Overview -5-

Gulf West Overview

$516 million total assets
Headquartered in St. Petersburg, Florida
Operations date back to 1986
Seven offices in Pinellas County
Six offices in Hillsborough County
Two offices in Pasco County
Superior financial performance
Q4 2001 annualized
1.29% Return on Assets; 16.21% Return on Equity
4.68% Net Interest Margin
Five year CAGR
26% Assets
42% Net Income

Financial Highlights

Gulf West Overview

Financial Highlights[(a)]

	For the Fiscal Year ending December 31,					Five Year
	1997	1998	1999	2000	2001	CAGR
Net Income	$1.3	$2.5	$3.1	$3.5	$5.0	41.6%
Total Assets	$204.9	$332.2	$416.6	$454.9	$516.0	26.0%
Net Loans	122.6	208.6	283.2	317.0	330.1	28.1
Total Deposits	169.1	286.4	356.6	392.1	425.3	25.9
Shareholders' Equity	14.5	29.0	30.3	35.6	40.6	29.3
Equity/Assets	7.10%	8.72%	7.28%	7.81%	7.87%	
Loans/Deposits	72.47	72.85	79.43	80.85	77.62	
Return on Average Assets	0.69%	0.84%	0.79%	0.83%	1.05%	
Return on Average Equity	9.18	9.22	10.35	10.84	13.23	
Net Interest Margin	4.84	4.25	4.12	4.18	4.47	
Non-Interest Income/Total Revenues	17.92	19.44	19.18	17.13	14.99	
Efficiency Ratio	77.22	68.58	70.28	69.03	65.10	
NPAs/Loans + OREO	0.51%	0.67%	1.16%	0.01%	1.47%	
Allowance/Loans	1.26	1.15	1.00	1.00	1.02	

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Gulf West Banks

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Financial Highlights(a) Gulf West Overview (a) Dollars in millions. Source: Gulf West 2001 10-K and SNL Financial. -7-

Gulf West Overview

Financial Highlights[a]

	2000	2001			
	12/31	3/31	6/30	9/30	12/31
Net Income	$0.8	$0.9	$1.1	$1.4	$1.6
Total Assets	$454.9	$466.2	$501.5	$493.6	$516.0
Net Loans	317.0	322.1	326.4	331.8	330.1
Total Deposits	392.1	383.2	402.2	392.8	425.3
Shareholders' Equity	35.6	37.1	37.7	39.6	40.6
Equity/Assets	7.81%	7.96%	7.51%	8.02%	7.87%
Loans/Deposits	80.85	84.03	81.14	84.48	77.62
Return on Average Assets	0.75%	0.77%	0.95%	1.15%	1.29%
Return on Average Equity	9.51	9.46	12.41	14.57	16.21
Net Interest Margin	4.04	4.19	4.51	4.61	4.68
Non-Interest Income/Total Revenues	16.57	14.89	14.05	13.70	17.02
Efficiency Ratio	71.22	75.17	62.72	61.74	60.16
NPAs/Loans + OREO	0.01%	0.10%	0.06%	1.13%	1.47%
Allowance/Loans	1.00	1.00	1.03	1.00	1.02

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Gulf West Banks

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Gulf West Overview -8- Financial Highlights(a) (a) Dollars in millions. Source: Gulf West 2001 10-K and SNL Financial.

Gulf West Overview

Balance Sheet Composition[(a)]

LOAN PORTFOLIO
Consumer
3.8%
Residential
10.0%
Commercial
16.6%
Commercial
Real Estate
69.6%

DEPOSIT PORTFOLIO
Time Non-Core
12.6%
Non-Interest
22.1%
Time
23.6%
Savings and Now
20.8%
Money Market
20.9%

(a) As of December 31, 2001.

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Gulf West Banks

Balance Sheet Composition(a) DEPOSIT PORTFOLIO (a) As of December 31, 2001. Gulf West Overview -9-

Transaction Pricing and Financial Impact

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Gulf West Banks

Transaction Pricing and Financial Impact -10-

Transaction Pricing

Implied Merger Multiples[a]

	$13.60 per share	Recent Florida Transactions[b]			
		Average	Median	High	Low
Price/ LTM EPS ($0.63)........................	21.6x	25.6x	23.8x	45.8x	12.5x
Price/ Book Value ($5.14)..................	2.65x	2.21x	1.83x	3.91x	1.14x
Price/ Tangible Book Value ($4.98)..	2.73	2.22	1.85	3.91	1.14
Price/ Assets ($516 million)...............	22.3%	18.7%	18.8%	34.0%	10.1%

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Gulf West Banks

Implied Merger Multiples(a)

(a) Financial data as of December 31, 2001. Market data as of March 20, 2002.
(b) Represents merger multiples associated with selected Florida bank merger and acquisition transactions since January 1, 2000.

Transaction Pricing

Transaction Pricing

Contribution Analysis

Balance Sheet[a]

	TSFG		Gulf West		Pro Forma[b]	
	Amount	%	Amount	%	Amount	%
Total Assets	$6,029.4	92.1%	$516.0	7.9%	$6,545.4	100%
Net Loans	3,692.2	91.8	330.1	8.2	4,022.3	
Total Deposits	3,605.3	89.5	425.3	10.5	4,030.6	
Total Equity	458.2	91.9	40.6	8.1	498.8	
Pro Forma Ownership[b]		90.9%		9.1%		100%
Loans/Deposits	102.4%		77.6%		99.8%	

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Gulf West Banks

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Contribution Analysis Balance Sheet(a) (a) Financial data as of December 31, 2001. Dollar amounts in millions. (b) Based on proposed transaction terms. Transaction Pricing -12-

Transaction Pricing

Contribution Analysis

Income Statement[a]

	TSFG		Gulf West		Pro Forma	
	Amount	%	Amount	%	Amount	%
Net Interest Income	$185.2	90.5%	$19.5	9.5 %	$204.7	100%
Loss Provision	(22.0)	96.9	(0.7)	3.1	(22.7)	
Other Income	53.8	93.1	4.0	6.9	57.8	
Other Expense	148.5	90.8	15.0	9.2	163.5	
Net Income	41.9	89.3	5.0	10.7	46.9	
Pro Forma Ownership[b]		90.9%		9.1%		100%

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Gulf West Banks

Contribution Analysis
Income Statement(a)

Transaction Pricing

(a) Financial data as of December 31, 2001. Dollar amounts in millions. Assumes transaction completed January 1, 2001.
(b) Based on proposed transaction terms.

Assumptions

Transaction closes by September 30, 2002
Approximately $2.7 million after-tax in synergies realized in 2003
Core deposit premium of 3.0%; Core deposit intangibles amortized over 10 year period (sum-of-the-years digits)
Repurchase approximately 1 million shares, or 2.5%, of pro forma TSFG stock in addition to its existing share repurchase program

Financial Impact

Financial Impact

Pro Forma Results[a]

	2002	2003
TSFG EPS Estimates[b]	$1.28	$1.42
Pro Forma	1.29	1.48
Accretion	0.71%	4.09%

	December 31, 2001
TSFG Book Value	$11.11
Pro Forma	11.58
Accretion	4.26%
Internal Rate of Return	13.8%

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Gulf West Banks

Pro Forma Results(a) (a) Based on the assumptions on page 14. (b) Represents consensus First Call estimates. Financial Impact -15-

Transaction Rationale

THE SOUTH | FINANCIAL GROUP
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Gulf West Banks

Transaction Rationale -16-

Transaction Rationale

	Goal	Date
Return on Assets	1.25%	12.31.03
Return on Equity	14.50%	12.31.03
Products/Services Per Customer	2.5	12.31.02
Annual EPS Growth	10-12%	

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Gulf West Banks

Enhances and accelerates existing three-year plan to improve overall profitability... Transaction Rationale -17-

Transaction Rationale

Achieves our objective of operating in the right markets…

Per capita income growth
2002 – 2007
U.S. median
14.8%
21.1%
19.1%
18.7%
18.4%
17.7%
17.2%
15.1%
14.9%
Myrtle Beach
Wilmington
Columbia
Tampa/St. Pete
Greenville
Charleston
Jacksonville
Orlando

THE SOUTH | FINANCIAL GROUP

Gulf West Banks

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Achieves our objective of operating in the right markets...

Source: Division of Research, Moore School of Business, University of South Carolina.

Transaction Rationale

19.1%

18.7%

18.4%

17.7%

17.2%

15.1%

14.9%

21.1%

Myrtle Beach

Wilmington

Columbia

Tampa/St. Pete

Greenville

Charleston

Jacksonville

Orlando

14.8%

Per capita income growth
2002 - 2007

U.S. median

Transaction Rationale

Presents exciting growth opportunities...

Population growth
2002 – 2007
15.4%
14.5%
11.5%
10.9%
10.1%
8.1%
7.4%
7.3%
U.S. median
5.1%
Orlando
Myrtle Beach
Wilmington
Jacksonville
Charleston
Tampa/St. Pete
Columbia
Greenville

THE SOUTH | FINANCIAL GROUP

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Gulf West Banks

Presents exciting growth opportunities...

Transaction Rationale

15.4%

14.5%

11.5%

10.9%

10.1%

8.1%

7.4%

7.3%

Orlando

Myrtle Beach

Wilmington

Jacksonville

Charleston

Tampa/St. Pete

Columbia

Greenville

U.S. median

5.1%

Population growth
2002 - 2007

Source: Division of Research, Moore School of Business, University of South Carolina.

Transaction Rationale

Significantly expands the Florida franchise...

Bank Legend
TSFG
GWBK
Orlando
0
Miles

THE SOUTH | FINANCIAL GROUP

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Gulf West Banks

Transaction Rationale Significantly expands the Florida franchise... TSFG GWBK -20-

Transaction Rationale

Creates an impressive Florida institution...

- *Ninth largest Florida-based institution*[a]

	TSFG	GULF WEST	PRO FORMA
Assets	$755.5	$516.0	$1,271.5
Loans	631.3	330.1	961.4
Deposits	536.1	425.3	961.4
Branches	16	15	31

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Gulf West Banks

Creates an impressive Florida institution...

Transaction Rationale

Ninth largest Florida-based institution(a)

(a) Dollars in millions. Based on bank assets as of December 31, 2001. Source: SNL Financial.

Transaction Rationale

Expands into new markets...

	Deposits[a]		
County	TSFG	Gulf West	Pro Forma
Hillsborough		$100.8	$100.8
Pasco		74.1	74.1
Pinellas		228.1	228.1
Citrus	$63.8		63.8
Duval	42.8		42.8
Orange	195.8		195.8
Osceola	39.5		39.5
Putnam	74.1		74.1
Seminole	79.6		79.6
State of Florida	$495.7	$403.0	$898.7

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Gulf West Banks

Expands into new markets... Transaction Rationale (a) Dollars in millions. As of June 30, 2001. Source: SNL Financial. -22-

Low risk, contiguous market acquisition...

Transaction Rationale

Gulf West senior executives to join TSFG Florida team
Average banking experience of over 30 years
Integral part of Tampa community
Company operations date back to 1986
Instant market recognition and familiarity
Similar banking cultures
Internal focus on profitability
Seamless transition
No branch closures
No interruption of service, customer disruption

Transaction Rationale

Premier community banking franchise...

THE SOUTH FINANCIAL GROUP	$6.0 billion in assets 90 offices in SC, FL and NC
CAROLINA FIRST	$5.3 billion in assets 74 offices in SC and NC
CITRUS BANK	$755 million in assets 16 offices in FL
Bank CaroLine	$55 million in deposits Internet only

As of December 31, 2001, excluding proposed merger

THE SOUTH | FINANCIAL GROUP

Gulf West Banks

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$5.3 billion in assets
74 offices in SC and NC

$755 million in assets
16 offices in FL

$55 million in deposits
Internet only

$6.0 billion in assets
90 offices in SC, FL and NC

Transaction Rationale

Premier community banking franchise...

As of December 31, 2001, excluding proposed merger

Summary

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Gulf West Banks

Summary -25-

Consistent with TSFG's strategy to further enhance shareholder value
Enhances TSFG's presence in one of the most attractive banking markets in Florida
Accretive pro forma financial impact...
Financial results are not contingent upon aggressive assumptions
Low risk, contiguous market acquisition
Familiar markets, customer base and lines of business

Summary

Nasdaq/NM: TSFG www.thesouthgroup.com Contact: Mary Gentry, Treasurer 864.255.4919 mary.gentry@thesouthgroup.com

THE SOUTH FINANCIAL GROUP PLANS TO FILE A REGISTRATION STATEMENT ON FORM S-4 WITH THE SEC IN THE SECOND QUARTER OF 2002. ADDITIONALLY, GULF WEST BANKS EXPECTS TO MAIL A PROXY STATEMENT/PROSPECTUS TO ITS SHAREHOLDERS CONTAINING INFORMATION ABOUT THE TRANSACTION. THE REGISTRATION STATEMENT ON FORM S-4 AND THE PROXY STATEMENT/PROSPECTUS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SOUTH FINANCIAL GROUP, GULF WEST BANKS, THE TRANSACTION, AND RELATED MATTERS. INVESTORS ARE URGED TO READ THESE MATERIALS CAREFULLY WHEN THEY ARE AVAILABLE.

INVESTORS CAN OBTAIN FREE COPIES OF THESE DOCUMENTS THROUGH THE WEB SITE MAINTAINED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION AT HTTP://WWW.SEC.GOV. FREE COPIES OF THE REGISTRATION STATEMENT ON FORM S-4 MAY ALSO BE OBTAINED FROM THE SOUTH FINANCIAL GROUP BY DIRECTING A REQUEST BY MAIL TO MARY M. GENTRY, TREASURER, THE SOUTH FINANCIAL GROUP, P.O. BOX 1029, GREENVILLE, SOUTH CAROLINA 29602, TELEPHONE: 1-800-951-2699 ext. 54919, THROUGH THE INVESTOR RELATIONS PORTION OF THE SOUTH FINANCIAL GROUP’S WEB SITE AT http://www.thesouthgroup.com, OR BY E-MAIL TO MARY M. GENTRY AT mary.gentry@thesouthgroup.com.